Exhibit 2.1

Avidity Biosciences, Inc.
3020 Callan Road
San Diego, CA 92121

September 11, 2026

Atrium Therapeutics, Inc.
10578 Science Center Drive
San Diego, CA 92121

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Re: Waiver and Amendment to Separation Agreement

Reference is made to the Separation and Distribution Agreement, dated as of October 25, 2025 (the “Separation Agreement”), by and among Avidity Biosciences, Inc. (“Avidity” or the “Company”), Bryce Therapeutics, Inc., which was subsequently renamed to Atrium Therapeutics, Inc., (“SpinCo”, and, together with Avidity, the “Parties”) and, solely for certain sections specified therein, Novartis AG (“Parent”).

Pursuant to Section 8.3 of the Separation Agreement, the Parties and Parent hereby agree to amend Section 4.4(c)(iii) of the Separation Agreement as follows: (i) to change the tax withholding mechanism applicable to a Make Whole Award from sell-to-cover to net settlement; and (ii) to provide that SpinCo will reimburse Avidity for the cost of applicable withholding taxes remitted by Avidity to the applicable tax authorities with respect to the Make Whole Awards.

The Parties and Parent hereby agree that the amended Section 4.4(c)(iii) of the Separation Agreement shall read in its entirety as follows:

(iii) Establishment of New Equity Plans; Make Whole Awards. Prior to the Distribution Date, the Company and SpinCo shall cooperate to establish (i) an equity compensation plan (and forms of standard award and Make Whole Award agreements thereunder), which plan and standard award agreements (other than the Make Whole Award agreements) are intended to be substantially similar to the Company’s 2020 Incentive Award Plan (and the forms of award thereunder) and (ii) an employee stock purchase plan intended to comply with the requirements of Section 423 of the Code, which plan is intended to be substantially similar to the Company’s 2020 Employee Stock Purchase Plan. SpinCo shall adopt such plans, and the Company shall approve such plans as SpinCo’s sole shareholder, following the filing of the listing application by SpinCo pursuant to Section 3.6 and prior to the Distribution Effective Time; provided, that, except for the Make Whole Awards, no awards shall be granted under such equity compensation plan and no offering periods shall commence under such employee stock purchase plan prior to the Distribution Effective Time. After such adoption and approval, and prior to the Distribution Effective Time, the Company and SpinCo shall (i) take all steps necessary to register the equity compensation plan under the Securities Act on Securities and Exchange Commission Form S-8 or other appropriate form, (ii) after such registration, grant the Make Whole Awards to all holders of outstanding Company RSUs and Company Stock Options who are current service providers to SpinCo and its Affiliates (including the Company) as of such grant under the equity compensation plan; and (iii) provide evidence reasonably acceptable to Parent that the foregoing in clauses (i) and (ii) have been completed. “Make Whole Award” means an award evidencing the right to receive, for each share of Company Common Stock underlying a Company RSU or Company Stock Option held by the grantee as of the Distribution Record Date (other than the New Hire RSUs or any portion of the 2026 LTI Awards that is unvested as of the Distribution Date, each as defined in the Company Disclosure Letter attached to the Merger Agreement), whether vested or unvested, as of the date the Make Whole Award is granted, that number of shares of SpinCo Common Stock received per each share of Company Common Stock by holders of Company Common Stock in the Distribution, which Make Whole Award will be settled as soon as practicable after the Distribution Effective Time and for which any tax withholding will be satisfied through the withholding of shares of SpinCo Common Stock to be delivered upon settlement of such award. The form of Make Whole Award agreement, and applicable provisions of the equity compensation plan, shall be subject to advance review and approval by Parent (not to be unreasonably withheld, conditioned or delayed). SpinCo shall reimburse the Company the amount of applicable withholding Taxes (the “Withholding Taxes”) remitted by the Company to the applicable Governmental Authorities with respect to the Make Whole Awards. The Company shall issue to SpinCo an invoice setting forth the aggregate amount of such Withholding Taxes (the “Invoice”). SpinCo shall pay to the Company the amount set forth on the Invoice promptly, but in no event later than 60 days after the date of delivery of the Invoice. All payment to be made with respect to the Invoice shall be made in United States dollars and paid by wire transfer of immediately available funds to such account designated by the Company. Any failure or delay by the Company in delivering the Invoice shall not relieve SpinCo of its obligation to reimburse the Company for Withholding Taxes. The Company shall bear the cost of the employer portion of applicable Taxes with respect to the Make Whole Awards as Taxes arising in respect of the Distribution.

Sections 8.5 (Counterparts and Signature), 8.10 (Governing Law), 8.11 (Submission to Jurisdiction; Waiver), 8.12 (Waiver of Jury Trial) and 8.15 (Entire Agreement) of the Separation Agreement are incorporated herein by reference mutatis mutandis.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Separation Agreement.

Other than as expressly set forth herein the Separation Agreement shall remain in force without any modification.

[Signature Page Follows]

This letter is effective as of the date first set forth above.

AVIDITY BIOSCIENCES, INC

By: /s/ Jamie Huertas

Name: Jamie Huertas

Title: Secretary

Acknowledged and agreed:

ATRIUM THERAPEUTICS, INC.

By: /s/ Kath Gallagher

Name: Kath Gallagher

Title: Chief Executive Officer

Acknowledged and agreed:

NOVARTIS AG

By: /s/ Bertrand Bugnon

Name: Bertrand Bugnon

Title: Authorized Signatory

By: /s/ Lukas Foertsch

Name: Lukas Foertsch

Title: Authorized Signatory

[Signature Page]